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                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-60473

           Prospectus Supplement To Prospectus dated August 12, 1998

                                 388,468 SHARES
                            STERLING SOFTWARE, INC.
                                  COMMON STOCK
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     This Prospectus Supplement supplements the accompanying Prospectus, dated
August 12, 1998, relating to up to 2,603,040 shares of Common Stock of Sterling Software. This Prospectus Supplement is not complete without, and may be delivered only together with, the accompanying Prospectus.

     Simon Williams, Melinda Horton and G&S Trustees Limited (formerly known as Timber Trustees (CI) Limited), Peter Edward Milner and Nigel Timothy Bentley, Trustees for M. Horton PB (the "Trust"), each of whom is identified in the accompanying Prospectus as a Selling Stockholder, have sold 285,749, 65,367, and 37,352 shares, respectively, of Common Stock to Goldman, Sachs & Co. ("GS&Co."), a broker-dealer which purchased such shares for resale for its own account, at a price of $24.25 per share, less a commission of $0.25 per share. Melinda Horton is the sole beneficiary of the Trust.

     GS&Co. may resell the Common Stock purchased from Mr. Williams, Ms. Horton and the Trust, or portions thereof, from time to time in transactions on the New York Stock Exchange or on other national securities exchanges on which the Common Stock is traded, in the over-the-counter market or through negotiated transactions at market prices or at negotiated prices.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                              GOLDMAN, SACHS & CO.

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          The date of this Prospectus Supplement is November 19, 1998.